Exhibit 5.2

SIDLEY AUSTIN LLP
ONE SOUTH DEARBORN STREET
CHICAGO, IL 60603
+1 312 853 7000
+1 312 853 7036

AMERICA • ASIA PACIFIC • EUROPE

November 30, 2018

Sirius International Insurance Group, Ltd.

14 Wesley Street

Hamilton HM 11

Bermuda

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of certain of its securities, including 5,418,434 warrants (the “Warrants”) to purchase Company common shares, par value $0.01 per share (the “Underlying Common Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the memorandum of association of the Company, as amended to the date hereof (the “Charter”), the bye-laws of the Company, as amended to the date hereof (the “Bye-Laws”), and the resolutions adopted by the board of directors of the Company relating to the Warrants.  We have also examined originals, or copies of originals certified to our satisfaction, of the Warrants and such other agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.  As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrants constitute valid and binding obligations of the Company.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We have assumed, to the extent relevant to the opinion set forth herein, that (i) the Company was duly formed and was at all relevant times and is validly existing and in good standing under the laws of Bermuda, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under the Warrants; (ii) the Warrants have been duly authorized, executed and delivered by the Company; (iii) the Warrants have been duly authorized and validly issued and the Underlying Common Shares have been duly authorized for issuance; and (iv) the terms and provisions of the Warrants do not, and the execution, delivery and performance thereof by the Company do not and will not, violate Charter or Bye-Laws or any law, order or decree of any court, administrative agency or other governmental authority binding on the Company, or result in a breach of or cause a default under any contract, instrument or agreement to which the Company is a party or by which the Company is bound.

We have relied on Section 5-1401 of the New York General Obligations Law, which states in pertinent part that “[t]he parties to any contract, agreement or undertaking, contingent or otherwise, in consideration of, or relating to any obligation arising out of a transaction covering in the aggregate not less than two hundred fifty thousand dollars, … may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.”  One United States federal district court sitting in New York, in upholding the application of Section 5-1401 of the New York General Obligations Law in a case in which it found sufficient connections with New York State, suggested that the enforcement of the election of the parties to a contract to apply New York law might present a constitutional issue if New York State had no connection to either the parties or the transaction and applying New York law would violate an important public policy of a more interested state.  Lehman Brothers Commercial Corporation et al. v. Minmetal International Non-Ferrous Metals Trading Company et. al., 179 F. Supp. 2nd 118 (S.D.N.Y. 2000) (the “Minmetal Opinion”).  However, as the Minmetal Opinion did not address, and we have not found any judicial interpretation of, what constitutes “no connection” for purposes of Section 5-1401 of the New York General Obligations Law, we do not express any opinion as to whether the contacts are a sufficient “connection” to satisfy the requirements of the Minmetal Opinion.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the laws of Bermuda.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration

Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP